Exhibit 99.1

AudioEye Announces $1.5 Million Preliminary 2Q Bookings, Continued Sales Momentum

TUCSON, Ariz., July 6, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") today announced preliminary results of its 2017 second quarter, ending June 30, 2017. The Company secured quarterly cash contract bookings in excess of $1.5 million, following record cash contract bookings of $1.7 million in the first quarter. This compares to new cash contract bookings of $1.9 million for 2016.

"The second quarter demonstrated continued strong growth momentum, driving first-half cash contract bookings to more than $3.2 million on rapidly expanding demand for our digital accessibility platforms," said Todd Bankofier, CEO of AudioEye. "Following a strong first quarter in the financial services vertical, we are particularly excited to see the acceleration in our consumer and education verticals during the second quarter, as well as multiple new reference accounts with global leading brand names. We also continued to see an increased rate of inbound sales calls as companies learn about AudioEye's software driven solutions that provide the industry's fastest and most cost effective path to conformance with the Web Content Accessibility Guidelines (WCAG) 2.0 AA standards."

Additionally, the Company announced that AudioEye's qualified new business pipeline remains in excess of $6.4 million, compared to approximately $2.3 million as of the end of the second quarter of 2016. The Company previously stated that it anticipates cash contract bookings of $4.0 million to $6.0 million for 2017. New 2017 guidance will be provided by the Company, next week.

About AudioEye, Inc.
AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington, D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings will not increase as currently expected or at all. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:

Matt Kreps
Darrow Associates Investor Relations
(512) 696-6401
mkreps@darrowir.com

David Kovacs
Strategic Advisor
AudioEye, Inc.
(520) 308-6143